Exhibit 99.1

Fifth Street Senior Floating Rate Corp. Closes $175 Million

Senior Secured Revolving Credit Facility

GREENWICH, CT, January 21, 2015 – Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”), an affiliate of Fifth Street Asset Management Inc. (NASDAQ:FSAM), today announced the closing of a $175 million senior secured revolving credit facility with Citibank, N.A. (“Citibank”). The facility has a three-year reinvestment period and a final maturity of January 2020. Borrowings will accrue interest at LIBOR plus 200 to 225 basis points per annum during the reinvestment period.

In conjunction with FSFR’s $200 million credit facility from Natixis, New York Branch, the Citibank facility provides FSFR with additional capacity to execute on its strategy of providing flexible floating rate, senior secured loans to private equity sponsor-backed companies. Furthermore, FSFR should benefit from the diversification of institutional lender relationships, a favorable blended cost of borrowings and ample capital to reach its targeted leverage range of 0.80x to 0.90x debt-to-equity.

“We are excited about closing the $175 million credit facility with Citibank and rightsizing FSFR’s capital structure. The additional debt capacity should allow FSFR to continue investing in senior secured floating rate loans with strong risk-adjusted returns in support of our private equity clients,” said Ivelin M. Dimitrov, Chief Executive Officer of FSFR, adding, “We appreciate Citibank’s support and view their partnership as a testament to the strength of FSFR’s value proposition and the Fifth Street platform.”

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a rapidly growing credit-focused asset manager with over $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSFR’s website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com